Exhibit 99.3

CYRUSONE LP
CYRUSONE FINANCE CORP.

OFFER TO EXCHANGE
Up to $700,000,000 Principal Amount of
5.000% Senior Notes due 2024
for
a Like Principal Amount of
5.000% Senior Notes due 2024
which have been registered under the Securities Act of 1933, as amended (the "Securities Act")
and
Up to $500,000,000 Principal Amount of
5.375% Senior Notes due 2027
for
a Like Principal Amount of
5.375% Senior Notes due 2027
which have been registered under the Securities Act (collectively, the "Exchange Offer").
Pursuant to the Prospectus, dated                        , 2017

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        CyrusOne LP, a Maryland limited partnership ("CyrusOne LP") and CyrusOne Finance Corp., a Maryland corporation ("Finance" and, together with CyrusOne LP, the "Issuers"), hereby offer to exchange, upon and subject to the terms and conditions set forth in the prospectus dated                        , 2017 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal"), (1) up to $700,000,000 principal amount of their outstanding, unregistered 5.000% Senior Notes due 2024 (the "Original 2024 Notes") for a like principal amount of their registered 5.000% Senior Notes due 2024 (the "Exchange 2024 Notes") and (2) up to $500,000,000 principal amount of their outstanding, unregistered 5.375% Senior Notes due 2027 (the "Original 2027 Notes" and, together with the Original 2024 Notes, the "Original Notes") for a like principal amount of their registered 5.375% Senior Notes due 2027 (the "Exchange 2027 Notes" and, together with the Exchange 2024 Notes, the "Exchange Notes"). The Original Notes and the Exchange Notes are sometimes referred to in this letter together as the "Notes" and all references to the Notes include references to the related guarantees. Capitalized terms not defined herein shall have the meaning ascribed to them in the Prospectus.

        The Exchange Offer is intended to satisfy certain obligations of the Issuers contained in (1) the Registration Rights Agreement, dated as of March 17, 2017, by and among the Issuers, the guarantors party thereto and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Original 2024 Notes issued on March 17, 2017, and (2) the Registration Rights Agreement, dated as of March 17, 2017, by and among the Issuers, the guarantors party thereto and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC, as representatives of the initial purchasers of the Original 2027 Notes issued on March 17, 2017, (3) the Registration Rights Agreement, dated as of November 3, 2017, by and among the Issuers, the guarantors party thereto and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc., as representatives of the initial purchasers of the Original 2024 Notes issued on November 3, 2017 and (4) the Registration Rights Agreement, dated as of November 3, 2017, by and among the Issuers, the guarantors party thereto and J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc., as representatives of the initial purchasers of the Original 2027 Notes issued on November 3, 2017. As set forth in the Prospectus, the terms of the Exchange Notes are identical to the terms of the Original Notes of the applicable series, except that the Exchange Notes are registered under the Securities Act and the transfer restrictions, registration rights and related additional interest provisions applicable to the Original Notes do not apply to the Exchange Notes.

        Please contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, the following documents are enclosed:

  1.
  Prospectus dated                        , 2017;

  2.
  The Letter of Transmittal for your use and for the information of your clients;

  3.
  Internal Revenue Service Form W-9 (included with the Letter of Transmittal); and

  4.
  A form of letter which may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2017, unless extended (such date and time, as it may be extended, the "Expiration Date"). Tenders may be withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date.

        The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal or an Agent's Message (as defined in the Letter of Transmittal) stating that the tendering holder has expressly acknowledged receipt of, and agrees to be bound by and held accountable under, the Letter of Transmittal, must be sent to the Exchange Agent and certificates representing the Original Notes (or confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at The Depository Trust Company) must be delivered to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

        Any inquiries you may have with respect to the Exchange Offer or requests for additional copies of the enclosed materials should be directed to the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,
CyrusOne LP CyrusOne Finance Corp.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.